Exhibit 5.1

[LETTERHEAD OF BAKER & HOSTETLER LLP]

March 10, 2009

LightPath Technologies, Inc.
2603 Challenger Tech Court, 100
Orlando, Florida 32826

Gentlemen:
We have acted as counsel for LightPath Technologies, Inc. a Delaware corporation (the “Company”), in connection with the registration of 3,989,744 shares of Class A Common Stock of the Company, par value $0.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-3, and as amended by this Form S-3 filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), and the proposed sale of Shares by the selling stockholders named therein (the “Selling Stockholders”), in accordance with the Registration Statement.

Based upon an examination and review of such corporate documents and records, certificates and other documents as we have deemed necessary, relevant, or appropriate, we are of the opinion that (i) those Shares previously issued were validly issued, fully paid and nonassessable, (iii) upon conversion of the debentures held by certain Selling Stockholders, and the Company’s issuance of such Shares upon such conversion, such Shares will be validly issued, fully paid and nonassessable, (iii) upon exercise of the warrants held by certain Selling Stockholders, and the Company’s issuance of such Shares upon such exercise, such Shares will be validly issued, fully paid and nonassessable, and (iv) those Shares which may be issued in lieu of quarterly interest payments due under the Debentures, and the Company’s issuance of such Shares, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP